                                 EXHIBIT 10(a)


        Confidential treatment has been applied for with respect to certain provisions of this Exhibit 10(a), which provisions have been omitted from
Exhibit 10(a), marked with an asterik (*) and filed separately with the SEC.

                                                           EXECUTION COUNTERPART





                                CREDIT AGREEMENT


                           Dated as of April 20, 1994


                                 By and Between



                       ATLANTIC SOUTHEAST AIRLINES, INC.

                                      AND


                               TRUST COMPANY BANK

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I         DEFINITIONS                                                                         1

     1.01         Definitions                                                                         1

     1.02         Accounting Terms                                                                    9


ARTICLE II        AMOUNT AND TERMS OF LOANS                                                           9

     2.01         Commitment                                                                          9

     2.02         Interest on Notes                                                                  10

     2.03         Method of Borrowing Under the Commitment                                           10

     2.04         Termination of Commitment                                                          10

     2.05         Repayment of Notes                                                                 10

     2.06         Prepayment of Notes                                                                11

     2.07         Use of Proceeds                                                                    11

     2.08         Closing Fee                                                                        11

     2.09         Illegality                                                                         12

     2.10         Making of Payments                                                                 12

     2.11         Yield Protection                                                                   12

     2.12         Default Rate of Interest                                                           14

     2.13         Calculation of Interest                                                            14


ARTICLE III       CONDITIONS TO BORROWINGS                                                           14

     3.01         Conditions Precedent to Initial Borrowing                                          14

     3.02         Conditions Precedent to Each Borrowing                                             15





                           Table of Contents - Page i

ARTICLE IV         SECURITY FOR THE BORROWER'S OBLIGATIONS                                            17

      4.01         Security Interest in Collateral                                                    17

      4.02         Release of Collateral                                                              17


ARTICLE V          REPRESENTATIONS AND WARRANTIES                                                     17

      5.01         Corporate Standing                                                                 17

      5.02         Corporate Powers                                                                   17

      5.03         Binding Effect                                                                     18

      5.04         Litigation                                                                         18

      5.05         Financial Statements                                                               18

      5.06         Title to Properties                                                                18

      5.07         Taxes                                                                              19

      5.08         Subsidiaries, Stock Ownership                                                      19

      5.09         Investment Company Status                                                          19

      5.10         Status As "United States Citizen"                                                  19

      5.11         Indebtedness of the Borrower                                                       19

      5.12         Contingent Liabilities                                                             19

      5.13         Compliance with Law                                                                20

      5.14         Form 10-K                                                                          20

      5.15         Full Disclosure                                                                    20

      5.16         Delta Connection Agreement                                                         20

      5.17         ERISA                                                                              20


ARTICLE VI         AFFIRMATIVE COVENANTS                                                              21

      6.01         Financial Statements                                                               21

      6.02         Current Ratio                                                                      23





                          Table of Contents - Page ii

        6.03         Ratio of Indebtedness to Tangible Net Worth                                        23

        6.04         Minimum Tangible Net Worth                                                         23

        6.05         Fixed Charge Coverage Ratio                                                        24

        6.06         Inspection of Property and Records                                                 24

        6.07         Maintenance of Insurance                                                           24

        6.08         Corporate Existence and Status                                                     24

        6.09         ERISA                                                                              24

        6.10         Compliance with Laws                                                               25

        6.11         Notice of Event of Default                                                         25

        6.12         Performance of Delta Connection Agreement                                          25


ARTICLE VII          NEGATIVE COVENANTS                                                                 25

        7.01         Disposition of Assets                                                              25

        7.02         Mergers                                                                            26

        7.03         Delta Connection Agreement                                                         27

        7.04         Status As "United States Citizen"                                                  27

        7.05         Purchase Agreement                                                                 27


ARTICLE VIII         EVENTS OF DEFAULT AND REMEDIES                                                     27

        8.01         Events of Default                                                                  27

        8.02         Remedies on Defaults                                                               29

ARTICLE IX           MISCELLANEOUS                                                                      30

        9.01         No Waiver                                                                          30

        9.02         Notices                                                                            30

        9.03         Governing Law                                                                      31





                          Table of Contents - Page iii

        9.04         Survival of Representations and Warranties                                         31

        9.05         Descriptive Headings                                                               31

        9.06         Severability                                                                       31

        9.07         Time is of the Essence                                                             32

        9.08         Counterparts                                                                       32

        9.09         Payment of Costs                                                                   32

        9.10         Successors and Assigns                                                             32

        9.11         Cumulative Remedies; No Waiver                                                     33

        9.12         Amendments; Consents                                                               33

        9.13         Set-Off                                                                            33

        9.14         Indemnity                                                                          33

        9.15         Usury                                                                              33

        9.16         Jurisdiction and Venue                                                             34

        9.17         Construction                                                                       34

        9.18         Entire Agreement                                                                   34

        9.19         Interest Rate Agreements                                                           34



        Exhibit A -   Form of Term Note

        Exhibit B -   Aircraft Security Agreement

        Exhibit C -   Opinion of Counsel to Borrower

        Exhibit D -   Supplementary Opinion of Counsel to Borrower

        Exhibit E -   Opinion of FAA Counsel

        Exhibit F -   Closing Certificate





                          Table of Contents - Page iv

                                                           EXECUTION COUNTERPART


                                CREDIT AGREEMENT


        THIS CREDIT AGREEMENT, dated as of April 20, 1994 (the "Agreement"), by and between ATLANTIC SOUTHEAST AIRLINES, INC., a corporation organized and existing under the laws of the State of Georgia (the "Borrower"), and TRUST COMPANY BANK, a banking corporation organized and existing under the laws of the State of Georgia (the "Bank").

                             W I T N E S S E T H :


        WHEREAS, the Borrower has entered into an agreement with Avions De Transport Regional, a "Groupement d'Interet Economique" governed by the laws of France (the "Seller") for the purchase of four ATR 72-210 aircraft on certain dates specified therein;

        WHEREAS, the Borrower has requested and the  Bank has agreed, on the
terms and subject to the conditions set forth herein  to finance      *

                 ; and

        WHEREAS, the parties wish to enter into this Agreement to evidence their mutual understanding;

        NOW THEREFORE, for and in consideration of the sum of $10.00 in hand paid by the Bank to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

        SECTION 1.01. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Affiliate" shall mean, with respect to any Person, a Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person, other than a Subsidiary of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                 "Agreement" shall mean this Credit Agreement, either as originally executed or as it may be from time to time supplemented, amended, renewed or extended.

                 "Aircraft" shall mean, collectively, those four
         ATR 72-212 aircraft numbered N640 AS, N641 AS, N642 AS and N643 AS.

                 "Applicable Margin" shall mean, with respect to any Borrowing hereunder, the percentage determined by reference to the following subparagraphs (x) or (y), whichever is applicable:



                                    *






         The Applicable Margin on the date hereof is .50% and shall remain in effect from the date hereof until and unless adjusted as hereinafter provided. Commencing with the Borrower's fiscal quarter ending March 31, 1994, and continuing thereafter for each fiscal quarter that any Note delivered pursuant to this Agreement is outstanding, the "Applicable Margin" shall be determined based upon subparagraphs (x) or (y) above based upon the Consolidated Funded Debt to Total Capitalization of the Borrower on the last day of each such fiscal quarter. Any change of the "Applicable Margin" shall occur on the first day of the Interest Period next following the earlier to occur of (i) the delivery to the Bank of the financial reports described in Section 6.1 hereof for the preceding fiscal quarter or (ii) the forty-fifth (45th) day after the end of such preceding fiscal quarter for the first three fiscal quarters and the one hundred twentieth (120th) day after the end of such preceding fiscal quarter for the last fiscal quarter of each Fiscal Year.

                 "Assignment of Purchase Agreement" shall meanthat certain Collateral Assignment of Purchase Agreement dated as of even date herewith made by Borrower in favor of the Bank and acknowledged by the Seller.

                 "Book Net Worth" shall mean the book value, as determined in accordance with generally accepted accounting principles, of the total assets of the Borrower and its Restrictive Subsidiaries (exclusive of any Debt owed to the Borrower or its Restrictive Subsidiaries by any Affiliate of the Borrower) minus Total Liabilities.

                 "Borrowing" shall mean a borrowing under the Commitment made on any Purchase Date.

                 "Business Day" shall mean a day of the year on which commercial banks are not required or authorized to close in the city in the United States in which the Bank maintains its principal place of business and, if the applicable Business Day relates to any Eurodollar Borrowing, on which dealings are carried on in the London interbank market.

                 "Change in Control" means the acquisition by any Person (other than Delta Air Lines, Inc., directly or indirectly) or group (within the meaning of Rule 13d-5 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), or by two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934) of either (i) 33 1/3% or more of the outstanding shares of voting stock of the Borrower, or (ii) the power to direct or cause the direction of the management and policies of the Borrower, whether through the ownership of voting securities, by contract, or otherwise. A reorganization of the Borrower into a holding company structure, in which the Borrower's shareholders' beneficial ownership (as defined within the meaning of Rule 13d-3 referenced above) of the Borrower and its Affiliates immediately after the reorganization is identical to such beneficial ownership immediately before the reorganization and the Borrower continues to own substantially all of its assets, shall not by itself be a "Change in Control" for purposes of this definition.

                 "Closing Date" shall mean the date of the execution and delivery of this Agreement by the parties hereto.

                 "Closing Fee" shall have the meaning set forth in Section 2.08.

                 "Code" means the Internal Revenue Code of
         1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

                 "Commitment" shall mean the amount set forth in Section 2.01 hereof.

                 "Commitment Termination Date" shall mean the earlier of (i) the fourth Purchase Date hereunder, or
         (ii) September 30, 1994.

                 "Consolidated Funded Debt" shall mean the aggregate of all Debt of the Borrower and its Restricted Subsidiaries which would, in accordance with generally accepted accounting principles, be classified as "funded debt" on a balance sheet of the Borrower, calculated on a consolidated basis.

                 "Current Maturities of Long Term Debt" shall mean the amounts due, within the twelve month period following any fiscal quarter end of the Borrower, under long term debt instruments of the Borrower and its Restricted Subsidiaries, as is determined pursuant to generally accepted accounting principles on a consolidated basis.

                 "Debt" shall mean (i) indebtedness for
         borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.

                 "Default" shall mean any event that, with notice or lapse of time or both, would constitute an Event of Default.

                 "Delta Connection Agreement" shall mean that certain Delta Connection Agreement between the Borrower and Delta Airlines, Inc. dated June 1, 1986, as amended.

                 "Depreciation and Amortization Expense" shall mean the total expenses for depreciation and amortization incurred by the Borrower and its Restricted Subsidiaries on a consolidated basis in the twelve month period preceding the most recent fiscal quarter end of the Borrower, determined on a consolidated basis pursuant to generally accepted accounting principles.

                 "Dollar" and the sign "$" shall mean lawful money of the United States of America.

                   "Earnings Before Taxes" shall mean the total earnings of the Borrower and its Restricted Subsidiaries from all sources, excluding extraordinary items, during the twelve month period ending on the most recent fiscal quarter end of the Borrower, prior to any deduction for federal and state income taxes, as determined, on a consolidated basis, pursuant to generally accepted accounting principles.

                   "ERISA" shall mean the Employee Retirement
           Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                   "ERISA Affiliate" shall mean, as of any date, any trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary is treated as a single employer under Section 414(b),
           (c), (m) or (o) of the Code.

                   "Eurodollar Borrowing" shall mean any
           Borrowing hereunder which bears interest based on LIBOR.

                   "Event of Default" shall have the meaning set forth in Article VIII.

                   "Fixed Charge Coverage Ratio" shall mean the ratio of the sum of (i) Earnings Before Tax, plus Interest Expense,plus Depreciation and Amortization Expense, plus Operating Lease Obligations (for the twelve month period ending on the most recently fiscal quarter end of the Borrower), to the sum of
           (ii) Interest Expense, plus Current Maturities of Long Term Debt, plus Operating Lease Obligations.

                   "Guarantor" shall mean ASA Investments, Inc., a Delaware corporation and a wholly-owned Subsidiary of Borrower.

                   "Guaranty" shall mean that certain Guaranty
           Agreement dated as of even date herewith made by the Guarantor in favor of the Bank with respect to the obligations of the Borrower pursuant to the Loan Documents, either as originally executed or as hereafter amended, modified or supplemented.

                   "Indebtedness" shall mean, as of any date of determination, the sum of (i) Total Liabilities plus
           (ii) any Debt of a Person that is not included in clause (i) above that is guaranteed by the Borrower or one or more of its Restricted Subsidiaries, plus
           (iii) 70% of all Operating Lease Obligations coming due in the next twelve months, each determined on a consolidated basis in accordance with generally accepted accounting principles.

                "Installment Date" shall mean, with respect to any Borrowing, the last day of each Interest
        Period applicable thereto.

                "Interest Expense" shall mean amounts paid by or due from the Borrower or its Restricted Subsidiaries for interest accrued on Debt of the Borrower or its Restricted Subsidiaries during the twelve month period ending on the most recent fiscal quarter end of the Borrower, as determined, on a consolidated basis, in accordance with generally accepted accounting principles.

                "Interest Period" shall mean, with respect to any Eurodollar Borrowing, a period of 180 days.

                "LIBOR" shall mean, with respect to any
        Interest Period for any Eurodollar Borrowing, the rate per annum equal to the quotient of (i) the consensus of the LIBOR settings as of 11:00 a.m. (London time) on the second Business Day preceding the first day of such Interest Period as shown on page 3750 of Telerate Service or as published by a comparable service selected by the Bank for deposits in immediately available funds in Dollars for delivery on the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Borrowing and for a period approximately equal to such Interest Period, divided by (ii) a number equal to 1.00 minus the Reserve Percentage, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%. As of the date hereof, the number described in subclause (ii) immediately above is equal to 1.00.

                "Lien" shall mean any mortgage, pledge,
        security interest, encumbrance, lien or charge of any kind (including any written agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.)

                "Loan Documents" shall mean and include, as the context requires, this Agreement, the Notes, the Guaranty, the Security Agreements, the Assignment of Purchase Agreement and any and all other instruments, agreements, documents and writings contemplated hereby or executed in connection herewith.

                "Maturity Date" shall mean, with respect to each Note, the earlier of (i) the twelfth anniversary of the Purchase Date with respect thereto, and (ii) the date of the acceleration of the Notes in accordance with Article VIII hereof.

                  "Multiemployer Plan" shall mean a
          "multiemployer plan" as defined in section 4001(a)(3) of ERISA.

                  "Note" or "Notes" shall mean a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit A hereto, evidencing the maximum principal indebtedness of the Borrower to the Bank with respect to a Borrowing hereunder, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

                  "Operating Lease Obligations" shall mean, as of any dated of determination, an amount equal to the aggregate of all scheduled lease payments under the terms of all of the leases of the Borrower or its Restricted Subsidiaries (other than capitalized leases as determined under generally accepted accounting principles) of tangible, real or personal property requiring aggregate payments of $100,000 or more during any fiscal year of the Borrower or its Restricted Subsidiaries, determined on a consolidated basis.

                  "PBGC" shall mean the Pension Benefit
          Guaranty Corporation and any successor thereto.

                  "Person" shall mean an individual,
          partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" shall mean any "employee benefit
          plan", as defined in Section 3(3) of ERISA, maintained by or on behalf of the Borrower or any ERISA Affiliate , including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

                  "Prime Rate" shall mean the per annum rate of interest designated from time to time by the Bank to be its prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of the Bank on the day of such change. On the date of this Agreement, the Prime Rate is six and 25/100 percent (6.25%) per annum. The Prime Rate is not necessarily the lowest corporate rate of the Bank.

                  "Prime Rate Borrowing" shall mean any
          Borrowing hereunder that bears interest based upon the Prime Rate.

                  "Purchase Agreement" shall mean that certain
          Purchase Agreement between Borrower and Seller dated
          February 10, 1993 as amended by Amendment No. 1 thereto dated February 21, 1994.

                  "Purchase Dates" shall mean the respective dates on which Borrowings are made pursuant to the Commitment.

                  "Reportable Event" shall have the meaning set forth in ERISA.

                  "Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including "Eurocurrency liabilities," as prescribed by Regulation D of the Board of Governors of the Federal Reserve System (or by any other governmental body having jurisdiction with respect thereto), including, without limitation, any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

                  "Restricted Subsidiary" shall mean the
          Guarantor and any other Subsidiary which is not an Unrestricted Subsidiary.

                  "Security Agreements" shall mean those
          certain Aircraft Security Agreements in substantially the form of Exhibit B dated as of each Purchase Date hereunder, made by the Borrower in favor of the Bank, granting to the Bank a first priority security interest in the Aircraft purchased with such Borrowing and certain related collateral, either as originally executed or as hereafter amended or modified from time to time.

                  "Seller" shall have the meaning set forth in the first recital hereto.

                  "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

                  "Tangible Net Worth" shall mean with respect to the Borrower (i) Book Net Worth minus (ii) intangible assets, minus (iii) any write-up in the book value of any fixed asset of the Borrower or its Restricted Subsidiaries resulting from revaluation thereof, minus (iv) and the amount of any shares of stock of the Borrower appearing in the asset side of the Borrower's balance sheet, as determined, in each case, in accordance with generally accepted accounting principles.

                  "Title IV Plan" shall mean any Plan that is covered by Title IV of ERISA other than a Multiemployer Plan.

                  "Total Assets" shall mean that amount shown as total assets on any balance sheet of the Borrower as determined with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

                  "Total Capitalization" shall have the meaning afforded such term under generally accepted accounting principles, calculated with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis.

                  "Total Liabilities" shall mean that amount shown as total liabilities on any balance sheet of the Borrower as determined with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

                  "Unrestricted Subsidiary" shall mean any
          Subsidiary of the Borrower which is organized or acquired after the Closing Date and not designated in writing by the Borrower to the Bank as a Restricted Subsidiary within thirty (30) days' of its organization or acquisition and any Restricted Subsidiary which is designated in writing by the Borrower as an Unrestricted Subsidiary with the prior written consent of the Bank.

        SECTION 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed as having the respective meanings customary under generally accepted accounting principles consistently applied from and after the date of the initial Borrowing.


                                   ARTICLE II

                         AMOUNT AND TERMS OF COMMITMENT

        SECTION 2.01. Commitment. Subject to and upon the terms and conditions set forth in this Agreement, the Bank establishes until the Commitment Termination Date a term loan commitment in favor of the Borrower in aggregate principal amount equal to FORTY-FIVE MILLION AND NO/100 DOLLARS ($45,000,000) (the "Commitment"). Within the limits of the Commitment, the Borrower may make no more than four (4) Borrowings under the terms of this Agreement; provided, however, that the Borrower may not borrow hereunder should there exist a Default or an Event of Default.

Each Borrowing under the Commitment shall be evidenced by a separate Note payable to the Bank in the form of Exhibit A attached hereto with appropriate insertions. Each Note shall be dated the Purchase Date with respect to the relevant Borrowing, shall be payable to the order of the Bank in a principal amount equal to
                                       *
                                   , shall bear interest as hereinafter
provided and shall mature on the Maturity Date applicable thereto. The Bank shall not have any obligation to advance funds in excess of the amount of the Commitment. On the Commitment Termination Date, any unused portion of the Commitment shall terminate. Once repaid, no Borrowing may be reborrowed hereunder.

        SECTION 2.02. Interest on Notes. Interest shall accrue on the unpaid principal amount of each Note at LIBOR for the Interest Period applicable thereto plus the Applicable Margin. The Bank shall notify the Borrower of the applicable interest rate on the first day of each Interest Period.

        SECTION 2.03. Method of Borrowing Under the Commitment. The Borrower shall give the Bank five (5) Business Days' written or telephonic notice (promptly confirmed in writing) of any requested Borrowing under the Commitment (a "Notice of Borrowing") specifying (i) the amount of the Borrowing, (ii) the Purchase Date on which the proposed Borrowing is to be made (which shall be a Business Day), and (iii) the purchase price of the Aircraft to be purchased with the proceeds of such Borrowing. The Bank shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer or employee of the Borrower.

        SECTION 2.04. Termination of Commitment. In addition to the automatic termination of the unused portion of the Commitment on the Commitment Termination Date, the Borrower shall have the right to terminate the unused portion of the Commitment, in whole at any time or in part from time to time, without penalty provided that (i) the Borrower gives the Bank at least ten (10) Business Days' prior written notice of such termination, specifying the date such termination will occur and the amount of the unused Commitment to be terminated and (ii) each partial termination shall be in an amount of at least $2,000,000 and in integral multiples of $500,000 (with the understanding that any full termination of the Commitment shall be the amount of the unused Commitment on the date of termination).

        SECTION 2.05. Repayment of Notes. Principal and interest with respect to each Note shall be payable in twenty-four (24) consecutive "mortgage-style" semi-annual installments commencing on the Installment Date which is 180 days following the Purchase Date applicable thereto and continuing on each applicable Installment Date up to and through the applicable Maturity Date when all principal and accrued and unpaid interest shall be due and payable in full. In determining the amount of each installment, the Bank, utilizing the applicable interest rate on the first day of each Interest Period, shall amortize the amount of such Borrowing for the remaining term thereof assuming level, semi-annual payments of principal and interest, to determine the payment amount due and owing on the next Installment Date. Following payment and application thereof on such Installment Date in accordance with such amortization schedule, the Bank shall repeat the calculation described above for the new interest rate, amount of principal outstanding and remaining term to determine the payment amount due on the next Installment Date.

        SECTION 2.06. Prepayment of Notes. The Borrower shall have the right to prepay the indebtedness represented by the Notes, in whole at any time or in part from time to time, without premium or penalty but with accrued interest on the principal amount prepaid to the date of such prepayment above, provided that
(i) the Borrower gives the Bank two Business Days' prior written notice thereof specifying the Note to be prepaid and the amount of such prepayment, (ii) each partial prepayment shall be in the amount of $2,000,000 and in integral multiples of $500,000, and (iii) such prepayment is made on an Installment Date with respect to such Note. Any partial prepayment of any Note shall be applied to the next scheduled payments applicable to such Note; provided that, if such application would result in prepayment of more than the four next scheduled payments, any amount in excess of such four payments shall be applied to installments of principal with respect to such Note in the inverse order of their maturity.

        Notwithstanding the foregoing, the Borrower may elect to prepay in whole or in part any Note on a date other than an Installment Date subject to the provisions of this Section 2.07 other than (iii) above and to payment of any loss, cost or expense sustained or incurred by the Bank as a consequence of such prepayment by the Borrower other than on an Installment Date, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund such Borrowing for the Interest Period. The Bank shall certify the amount of its loss or expense to the Borrower, and such certification shall be conclusive absent manifest error.

        SECTION 2.07. Use of Proceeds. The proceeds of each Borrowing under the Commitment will be used by the Borrower solely for the payment of * percent (* %) of the purchase price of the Aircraft to be obtained by the Borrower on the Purchase Date.

        SECTION 2.08.  Closing Fee.  On the Closing Date, the Borrower shall pay
to the Bank a closing fee equal to    *    (the  "Closing Fee").  The Closing
Fee will be fully earned and non-refundable as of the Closing Date.

        SECTION 2.09. Illegality. Notwithstanding any other provisions of this Agreement, if any change in any applicable law, regulation or directive, or in the interpretation or application thereof shall make it unlawful or impractical for the Bank to make or maintain any Eurodollar Borrowing or to maintain Eurodollar deposits in the London interbank market, the obligation of the Bank hereunder to advance or maintain Eurodollar Borrowings shall forthwith be cancelled and the Borrower shall, if any Eurodollar Borrowings are then outstanding, promptly upon request from the Bank, either, at the option of the Borrower, pay all such Eurodollar Borrowings or convert such Eurodollar Borrowings to Prime Rate Borrowings. If any such payment or conversion of Eurodollar Borrowings is made on a day that is not the last day of the then current Interest Period applicable to such Eurodollar Borrowings, the Borrower shall promptly pay, upon demand of the Bank such amount or amounts as may be necessary to compensate the Bank for any actual loss or expense sustained or incurred by the Bank as a result of such payment or conversion following reasonable steps by the Bank to minimize the loss or expense sustained or incurred by the Bank.

        SECTION 2.10. Making of Payments. The Closing Fee and all payments of principal of, or interest on, the Notes shall be made in immediately available funds to the Bank, without set-off, deduction or counterclaim, at its principal office in Atlanta, Georgia. All such payments shall be made not later than 2:00 P.M. (Atlanta, Georgia time) and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day.

        SECTION 2.11.  Yield Protection.

        (a) If, after the date hereof, the Bank shall have determined that the adoption of any applicable law, rule or regulation, or any change therein, including Regulation D of the Board of Governors of the Federal Reserve System, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,

                         (i) shall subject the Bank to any tax (except for taxes on the overall net income of the Bank), duty or other charge with respect to the Notes or any right to make purchases, or shall change the basis of the taxation of payments to the Bank or any other amounts due under this Agreement in respect of its rights to make purchases; or

                          (ii) shall impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the Reserve Percentage), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank; or

                          (iii) shall impose any other condition affecting the Notes or any Eurodollar interbank market which affects the purchasing or maintaining by the Bank of Eurodollar Borrowings;

and the result of any of the foregoing is (A) to increase the cost to, or, in the case of Regulation D referred to above, to impose a cost on the Bank for funding any Eurodollar Borrowing, or (B) to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, then within thirty (30) Business Days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for and calculations establishing in reasonable detail, the amount of such demand), Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such additional or increased cost incurred or such reduction suffered.

        (b) If the Bank shall reasonably determine that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in or phase-in of any applicable law, rule, regulation, directive or guideline in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of the Bank as a consequence of its obligations hereunder or arising in connection herewith to a level below that which the Bank could have achieved but for such adoption, change, or compliance (and which result from changes applicable to the banking industry or segment of the banking industry in which the Bank operates as a whole and not from a change in the Bank's capital position) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank for such reduction.

        (c) In determining any amount provided for in Section 2.11, the Bank may use any reasonable averaging and attribution methods and any calculations presented hereunder or pursuant to Section 2.09 shall be conclusive absent manifest error. The Borrower's obligations shall survive the payment of all sums due hereunder and the termination of this Agreement.

        SECTION 2.12. Default Rate of Interest. If the Borrower shall fail to pay on the due date therefor, whether by acceleration or otherwise, any principal owing under the Note, then interest shall accrue on such unpaid principal from the due date until and including the date on which such principal is paid in full at a rate of interest equal to the Prime Rate plus an additional two percent (2.0%) per annum.

        SECTION 2.13. Calculation of Interest. Interest payable on the Note shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed.


                                  ARTICLE III

                            CONDITIONS TO BORROWINGS

        The obligation of the Bank to allow the Borrower to make a Borrowing hereunder is subject to the satisfaction of the following conditions:

        SECTION 3.01. Conditions Precedent to Initial Borrowing. The obligation of the Bank to make the initial Borrowing is subject to the conditions precedent that the Bank shall have received on or before the initial Purchase Date all of the following, in form and substance reasonably satisfactory to the Bank and King & Spalding, counsel for the Bank:

                          (a) Copies of the organizational papers of the Borrower, certified as true and correct by the Secretary of State of the State of the Borrower's incorporation, and certificates from the Secretaries of State of the State of Borrower's incorporation and of those States in which the Borrower is legally required to qualify to transact business as a foreign corporation, certifying the Borrower's good standing as a corporation in such States.

                          (b) Certified copies of the by-laws of the Borrower, of resolutions of the Board of Directors of the Borrower approving transactions contemplated hereunder, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the other Loan Documents.

                          (c) A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute this Agreement and the Note and the other Loan Documents to be delivered hereunder.

                          (d) Copies of the organizational papers of the Guarantor, certified as true and correct by the Secretary of State of the State of the Guarantor's incorporation, and certificates from the Secretaries of State of the State of Guarantor's incorporation and of those States in which the Guarantor is legally required to qualify to transact business as a foreign corporation, certifying the Guarantor's good standing as a corporation in such States.

                          (e)  Certified copies of the by-laws of the
            Guarantor, of resolutions of the Board of Directors of the Guarantor approving the Guaranty and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty.

                          (f) A certificate of the Secretary or Assistant Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to execute the Guaranty.

                          (g)  A certified copy of the Purchase Agreement.

                          (h) A duly executed Assignment of Purchase Agreement, acknowledged by the Seller.

                          (i)  A duly executed Guaranty.

                          (j) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto or delivered in connection therewith shall be reasonably satisfactory in form and substance to the Bank.

        SECTION 3.02. Conditions Precedent to Each Borrowing. - The obligations of the Bank to extend each Borrowing hereunder (including the initial Borrowing) shall be subject to the additional conditions precedent that the Bank shall have received on or before each Purchase Date all of the following, each dated such date, in form and substance reasonably satisfactory to the Bank and King & Spalding, counsel to the Bank:

                          (a) The Note evidencing such Borrowing duly executed by the Borrower;

                          (b) A duly executed Security Agreement granting to the Bank a first priority security interest in the Aircraft to be purchased with the proceeds of such Borrowing;

                          (c) An Officer's Certificate from the Borrower to the effect that:

                                  (i)  The representations and warranties
                          contained in Article V hereof are true and accurate as though made on the Purchase Date; and

                                  (ii)  No event shall have occurred and be
                          continuing, or shall result from such Borrowing, which constitutes a Default or an Event of Default under this Agreement; and

                                  (iii)  Since the Closing Date, there shall
                          have occurred no material adverse change in the business, financial condition or results of operation of the Borrower or any Subsidiary;

                          (d) A certificate of insurance setting forth in detail satisfactory to the Bank the policies of insurance maintained by the Borrower covering the Aircraft being purchased and as required by the Security Agreement together with appropriate certificates naming the Bank as loss payee and/or additional insured thereunder;

                          (e) An opinion from the Borrower's legal counsel, Altman, Kritzer & Levick, P.C., substantially in the form attached hereto as Exhibit C (for the initial Borrowing) and Exhibit D (for all subsequent Borrowings);

                          (f) An opinion from Messrs. Crowe & Dunlevy, special FAA counsel to the Bank, substantially in the form attached hereto as Exhibit E covering the Aircraft to be purchased with the proceeds of the Borrowing;

                          (g) Duly executed Uniform Commercial Code financing statements in form satisfactory to the Bank with respect to the collateral described in the Security Agreements together with appropriate Uniform Commercial Code searches evidencing the fact that no prior Liens exist with respect to such collateral;

                          (h) Evidence satisfactory to the Bank that all requisite approvals and authorizations to export the Aircraft have been obtained from the government of France;

                          (i) Such supplemental opinions and documents as the Bank may reasonably request; and

                          (j) A certificate executed by an officer of the Borrower that the amount of the Borrowing does not exceed * % of the purchase price of the Aircraft being purchased.


                                   ARTICLE IV

                    SECURITY FOR THE BORROWER'S OBLIGATIONS

        SECTION 4.01. Security Interest in Collateral. To secure the payment to the Bank of each Note and to secure the payment and performance of the Borrower's other obligations to the Bank hereunder, the Borrower shall execute and deliver to the Bank on each Purchase Date a Security Agreement, granting to the Bank a first, perfected security interest in the Aircraft and related collateral as is being purchased from Seller on that Purchase Date (the "Collateral"). The Collateral shall be subject to no other Liens.

        SECTION 4.02. Release of Collateral. Upon payment in full of any Note in accordance with the terms of this Agreement, provided that no Default or Event of Default exists hereunder, the Bank shall release the Aircraft purchased with the proceeds of such Note from its Lien pursuant to the relevant Security Agreement.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants as follows:

        SECTION 5.01. Corporate Standing. The Borrower and its Subsidiaries are duly organized corporations existing and in good standing under the laws of the state of their incorporation, and have the corporate power and legal authority to own their properties and to carry on their businesses as now being conducted and are duly qualified to do business in all jurisdictions in which such qualification is necessary.

        SECTION 5.02. Corporate Powers. The making, execution, delivery and performance of this Agreement is, and the making, execution, delivery and performance of the Security Agreements and the Notes and the Assignment of the Purchase Contract, will be at the time of their execution, delivery and performance, within the Borrower's or the Guarantor's corporate powers, as applicable; the Agreement, the Assignment of Purchase Contract, Security Agreements, the Guaranty and Notes have been duly authorized by all necessary corporate action, do not (and in the case of the Security Agreements and Notes will not at the time of their execution and delivery) require any consent, approval or authorization of, or declaration to be filed with any governmental or any regulatory authority on the part of the Borrower or the Guarantor and do not contravene any law, judgment, decree, or order, or any contractual restrictions binding on the Borrower or the Guarantor.

        SECTION 5.03. Binding Effect. This Agreement, the Security Agreements, the Assignment of Purchase Contract, the Guaranty and the Notes are, or will be when executed and delivered, legal, valid and binding obligations of the Borrower and the Guarantor, as applicable, enforceable against the Borrower and the Guarantor, as applicable, in accordance with their respective terms, except as the enforcement of the terms of this Agreement, the Security Agreements, the Assignment of Purchase Contract, the Guaranty or the Notes may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights generally.

        SECTION 5.04. Litigation. There are no pending or (to the knowledge of the Borrower or any Subsidiary) threatened actions or proceedings before any court or administrative agency which may materially and adversely affect the financial condition or the present or proposed operations of the Borrower or any Subsidiary or which, to the knowledge of the officers of the Borrower or any Subsidiary, seek to question or set aside any of the transactions herein contemplated. The Borrower or any Subsidiary is not in default with respect to any judgment, suit, injunction, decree, rule or regulation which would have a material adverse effect on the financial condition or operations of the Borrower or any Subsidiary. All material pending actions or proceedings against the Borrower and its Subsidiaries are set forth in the financial statements referenced in Section 5.05.

        SECTION 5.05. Financial Statements. The audited balance sheet as of December 31, 1993 and the audited related statements of operations for the year then ended and the statements of reconciliation of shareholders' equity of the Borrower (copies of which have been furnished to the Bank) have been prepared in accordance with generally accepted accounting principles on a consistent basis with prior years and fairly present the correct and complete financial condition of the Borrower as of such date and the results of the operations for such periods, and there has been no material adverse change in the financial condition or operations of the Borrower or any Subsidiary since December 31, 1993.

        SECTION 5.06. Title to Properties. The Borrower and its Subsidiaries have good title to their properties and assets shown on the December 31, 1993 balance sheets except for defects in title to properties and assets which do not materially affect the operation or financial condition of the Borrower and its Sub-sidiaries, and there are no material liens, mortgages, security interests or other encumbrances on any of their properties or assets except as noted in the financial statements referenced in Section 5.05.

        SECTION 5.07. Taxes. The Borrower and its Subsidiaries have filed all federal tax returns and all state and municipal tax returns which are required to be filed (or have obtained appropriate extensions with respect thereto), and have paid (or as required for said extensions have made provision for the payment of) all taxes which have become due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The federal income tax returns of the Borrower have been examined by the Internal Revenue Service or closed by applicable statute and satisfied for all taxable years up to and including the taxable year ending December 31, 1986.

        SECTION 5.08. Subsidiaries, Stock Ownership. (a) The Borrower has no stock or other equity investment in any other corporation, partnership, or other Person other than those Subsidiaries named in subparagraph 5.08(b) hereof.

        (b)  The Borrower has the following Subsidiaries and no others:

                                  Jurisdiction of       Jurisdictions of
        Subsidiary                 Incorporation          Qualification
        ----------                ---------------       ----------------
        ASA Investments, Inc.        Delaware                Delaware

        SECTION 5.09. Investment Company Status. Neither the Borrower nor any Subsidiary is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        SECTION 5.10. Status As "United States Citizen." The Borrower is a "United States Citizen" as that term is used in Section 101(16) of the Federal Aviation Act of 1958, as amended (the "Act"), is a duly certified "air carrier" within the meaning of the Act, and has a Certificate of Public Convenience and Necessity from the United States Department of Transportation.

        SECTION 5.11. Indebtedness of the Borrower. The Borrower and its Subsidiaries, on a consolidated basis, have no Debt except as set forth in the financial statements referenced in Section 5.05.

        SECTION 5.12. Contingent Liabilities. The Borrower and its Subsidiaries, on a consolidated basis, have no material contingent liabilities except as set forth in the financial statements referenced in Section 5.05.

        SECTION 5.13. Compliance with Law. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their businesses or the ownership of their properties the violation of which would have a material adverse effect on the operations or financial condition of the Borrower or any Subsidiary.

        SECTION 5.14. Form 10-K. The Borrower's Annual Reports on Form 10-K for the fiscal year ended December 31, 1993, filed by the Borrower with the Securities and Exchange Commission and previously delivered to the Bank, correctly describe the principal properties of the Borrower and the general nature of the business conducted and presently proposed to be conducted by it.

        SECTION 5.15. Full Disclosure. The financial statements previously furnished to the Bank do not, nor does this Agreement, or any written statement furnished by the Borrower or any Subsidiary to the Bank in connection with the negotiation of this Agreement and the documents contemplated hereunder, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no existing fact which the Borrower or any Subsidiary has not disclosed to the Bank in writing which materially and adversely affects nor, so far as the Borrower and its Subsidiaries can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, properties, prospects, profits or condition (financial or otherwise) of the Borrower or any Subsidiary or the ability of the Borrower to perform this Agreement and the documents contemplated hereunder.

        SECTION 5.16. Delta Connection Agreement. The Delta Connection Agreement and all other material contracts affecting the business of the Borrower and its Subsidiaries are in full force and effect; the Borrower and its Subsidiaries are not in default under any of the foregoing nor has there occurred any event that would ripen into a default upon giving of notice or passage of time nor, insofar as is known to the Borrower and its Subsidiaries, is the other party to any such agreement in default.

        SECTION 5.17. ERISA. Except as disclosed in the Borrower's financial statements referenced in Section 5.05 hereof:

                          (a) Identification of Plans. Neither the Borrower nor any ERISA Affiliate maintains, contributes to or is obligated to contribute to, or has maintained, contributed to or been obligated to contribute to, any Title IV Plan or Multiemployer Plan.

                          (b) Liabilities. Neither the Borrower nor any Subsidiary is currently or will become subject to any liability (other than routine Plan expenses or contributions, if timely paid), tax or penalty whatsoever to any person whomsoever, which liability, tax or penalty is directly or indirectly related to any Plan including, but not limited to, any penalty or liability arising under Title I or Title IV of ERISA, any tax or penalty resulting from a loss of deduction under Sections 404 or 419 of the Code, or any tax or penalty under Chapter 43 of the Code, except such liabilities, taxes, or penalties (when taken as a whole) as will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole, or upon their financial condition, assets, business, operations, liabilities or prospects; and

                          (c) Funding. The Borrower and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Title IV Plan would have an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) if such Plan were terminated as of the date on which this representation and warranty is made which could have a material adverse effect on the financial condition or operations of the Borrower or any Restricted Subsidiary.


                                  ARTICLE VI

                             AFFIRMATIVE COVENANTS

        So long as any Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will, unless the Bank shall otherwise consent in writing:

        SECTION 6.01. Financial Statements. Furnish and shall cause each Restricted Subsidiary to furnish to the Bank:

                      (i) Within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, statements of income, paid-in surplus and retained earnings of the Borrower on a consolidated basis (including its Subsidiaries in accordance with generally accepted accounting principles) for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a balance sheet of the Borrower on a consolidated basis (including its Subsidiaries in accordance with generally accepted accounting principles) as of the end of such quarterly period, prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods (except for any changes with which the Borrower's independent auditors concur) and setting forth in the statements in comparative form figures for the corresponding period in the preceding year, all in reasonable detail and certified by the chief financial officer of the Borrower, subject to changes resulting from year-end adjustments;

                      (ii) Within one hundred twenty (120) days after the end of each fiscal year, statements of income, paid-in surplus and retained earnings of the Borrower on a consolidated basis (including its Subsidiaries in accordance with generally accepted accounting principles) for such year, and a balance sheet of the Borrower on a consolidated basis (including its Subsidiaries in accordance with generally accepted accounting principles) as of the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and certified to the Borrower by Ernst & Young or by another independent certified public accountant of recognized standing, satisfactory to the Bank and selected by the Borrower, and by the chief financial officer or treasurer or Vice-President-Finance of the Borrower, as presenting fairly the financial position of the Borrower on a consolidated basis (including its Subsidiaries in accordance with generally accepted accounting principles) and as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior years (except for any changes with which the Borrower's independent auditors concur);

                    (iii) Along with the financial statements delivered pursuant to clauses (i) and (ii) above, (a) a certificate of the chief financial officer or Treasurer of the Borrower as to the compliance by the Borrower with the provisions of Sections 6.02, 6.03, 6.04, 6.05 and 6.06 hereof, attaching financial computations evidencing such compliance and providing such supporting information required to enable the Bank to eliminate Unrestricted Subsidiaries from the accompanying financial statements, and (b) an Officer's Certificate to the effect that there exists no Default or Event of Default;

                      (iv) As soon as practicable, copies of all proxy materials, financial statements and reports as the Borrower or any Subsidiary shall send to its stockholders, and such other information filed with the Securities and Exchange Commission and any national securities exchange;

                      (v) Immediately after the commencement thereof, notice in writing of all actions, suits and proceedings before any court, tribunal or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Borrower or any Subsidiary or any of their operations or properties;

                      (vi) Immediately after the occurrence of a material adverse change in the business, properties, conditions or operations, financial or otherwise, of the Borrower or any Restricted Subsidiary, a statement of the chief executive or financial officer of the Borrower or the Restricted Subsidiary setting forth details of such material adverse change and the action which the Borrower or the Restricted Subsidiary proposes to take with respect thereto;

                    (vii) Immediately upon the filing of any action or proceeding against the Borrower or any Restricted Subsidiary in which the damages sought are $1,000,000 or more and which is not covered by insurance, notice of such action or proceeding and a description thereof; and

                   (viii) With reasonable promptness, such other financial data as the Bank may from time to time reasonably request.

        Together with each delivery of financial statements required by clause
(ii) above, the Borrower will deliver a certificate of the certified public accountants referred to in such clause (ii) above, stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or if they have knowledge that any such Event of Default or Default exists, specifying the nature and period of existence thereof. Upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of any Event of Default or Default, the Borrower and its Restricted Subsidiaries will forthwith deliver to the Bank an Officer's Certificate specifying the nature thereof, the period of existence thereof, and what action the Borrower or the Restricted Subsidiary proposes to take with respect thereto.

        SECTION 6.02. Current Ratio. Maintain at all times a ratio of current assets to current liabilities, each determined in accordance with generally
accepted accounting principles  of not less than   *     to   * for the Borrower
and all Restricted Subsidiaries on a consolidated basis.

        SECTION 6.03.  Ratio of Indebtedness to Tangible Net Worth.  Maintain at
all times a ratio of Indebtedness to Tangible Net Worth not greater than   *
to   *   .

        SECTION 6.04.  Minimum Tangible Net Worth.  Maintain at all times a
minimum Tangible Net Worth of $   *           .

        SECTION 6.05.  Fixed Charge Coverage Ratio.  Maintain at all times a
Fixed Charge Coverage Ratio of not less than   *    to   *    .

        SECTION 6.06. Inspection of Property and Records. Permit and shall cause each Subsidiary to permit any person designated in writing by the Bank, at the expense of the Bank, to visit and inspect any of the properties of the Borrower or any Subsidiary and to inspect financial records of the Borrower or any Subsidiary, and to discuss the affairs, finances and accounts with the principal officers of the Borrower or any Subsidiary, all at such reasonable times and as often as the Bank may reasonably request.

        SECTION 6.07. Maintenance of Insurance. Keep and shall cause each Subsidiary to keep all properties of the Borrower and its Subsidiaries which are of an insurable character insured by financially sound and reputable insurance companies against loss or damage by fire and other risks and maintain comprehensive liability insurance, all to the extent and in the manner customary for operators of similar businesses; provided, however, the Borrower may provide deductibles to such insurance requirements or provide self-insurance in an
aggregate amount of up to $   *           .

        SECTION 6.08. Corporate Existence and Status. Maintain and shall cause each Restricted Subsidiary to maintain its corporate existence in good standing in the state of its incorporation and the respective qualifications and good standing as foreign corporations in all jurisdictions where qualification is necessary. The Borrower and its Restricted Subsidiaries will at all times do or cause to be done all things necessary to maintain, preserve and renew their corporate existence and their rights, patents and franchises, and comply with all related laws applicable to the Borrower and its Restricted Subsidiaries in such manner as counsel shall advise; provided, however, that nothing contained in this paragraph shall (a) require the Borrower or any Restricted Subsidiary to maintain, preserve or renew any right, patent or franchise not necessary or desirable in the conduct of the business of the Borrower or any Restricted Subsidiary, as the case may be, or (b) require the Borrower or any Restricted Subsidiary to comply with any law so long as the validity or applicability thereof shall be contested in good faith by appropriate proceedings.

        SECTION 6.09.  ERISA.

        (a) At all times, make and shall cause each Subsidiary and ERISA Affiliate to make prompt payment of contributions required under each Title IV Plan and Multiemployer Plan and the other requirements of Section 6.10 hereof;

        (b) Notify and shall cause each Subsidiary to notify the Bank immediately of any fact including, without limitation, any Reportable Event arising in connection with any Title IV Plans that might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Title IV Plan, or any other condition causing the representations of Section 5.17 hereof to not be presently true together with a statement, if requested by the Bank, as to the reasons therefor and the action, if any, that the Borrower or the Subsidiary proposes to take with respect thereto; and

        (c) Furnish and shall cause each Subsidiary to furnish to the Bank, upon request, such additional information concerning any of their Plans as may be reasonably requested.

        SECTION 6.10. Compliance With Laws. Comply and shall cause each Subsidiary to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, non-compliance with which would materially adversely affect the businesses or operations of the Borrower or any of its Restricted Subsidiaries.

        SECTION 6.11. Notice of Event of Default. Immediately notify and shall cause each Restricted Subsidiary to immediately notify the Bank of any Default or Event of Default.

        SECTION 6.12. Performance of Delta Connection Agreement. Faithfully perform all obligations it has under the Delta Connection Agreement.


                                  ARTICLE VII

                               NEGATIVE COVENANTS

        So long as any Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will not, without the prior written consent of the Bank:

        SECTION 7.01. Disposition of Assets. Dispose and shall not permit any Restricted Subsidiary to dispose of any of their assets except for full, fair and reasonable consideration; and during any fiscal year, dispose of assets other than in the ordinary course of business in the aggregate with a book value
in excess of $  *         ; provided that the disposition of any aircraft by the
Borrower or any Restricted Subsidiary must be for an amount not less than book
value and shall not be included in the calculation of the $   *       .

        SECTION 7.02. Mergers. The Borrower shall not consolidate with or merge into any other corporation, or convey, transfer, or lease all or substantially all of its assets as an entirety to any Person, nor shall the Borrower permit or suffer any Change in Control to occur unless:

                          (a) the corporation formed by such consolidation or the Person who acquires by conveyance, transfer, or lease all or substantially all of the Borrower's assets as an entirety (the "Successor") or the Borrower, as applicable, (i) is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia; (ii) is a "citizen of the United States" as defined in Section 101(16) of the Act; and, in the case of such consolidation, conveyance, transfer, or lease, the Successor
                 (x) executes and delivers to Bank an agreement, in form and substance satisfactory to Bank, containing an assumption by the Successor of the due and punctual performance and observance of the Borrower's obligations under the Loan Documents, and (y) makes such filings and recordings, including any filing and or recording with the United Stated Department of Transportation pursuant to the Act or any filing under the Uniform Commercial Code of the applicable jurisdiction, as are necessary to evidence such consolidation, merger, conveyance, transfer, or lease with or to the Successor and to continue the perfection of the Bank in the collateral described in the Security Agreements;

                          (b)  immediately after giving effect to such
                 transaction, (i) no Default or Event of Default exists, and
                 (ii) the Borrower's or the Successor's (as applicable) business, assets, operations, condition (financial or otherwise), and financial and other ability to perform its obligations under the Loan Documents will not be adversely affected by such transaction in any material respect;

                          (c) without limiting the obligations of the Borrower or the Successor pursuant to Section 6.04 hereof, immediately after giving effect to such transaction and for at least ninety (90) days thereafter, Borrower or the Successor (as applicable) shall maintain a Tangible Net Worth of not less
                 than $  *           ; and

                          (d) the Borrower or the Successor (as applicable) delivers to Bank, upon consummation of such transaction, an officer's certificate stating that the conditions precedent set forth in clause(s) (a), (b), and (c) above have been complied with (except as to future maintenance of Tangible Net Worth) and, if applicable, an opinion of counsel for the Successor, in form and substance satisfactory to Bank, stating that the agreements entered into to effect such consolidation, merger, conveyance, transfer, or lease and such assumption agreements have been duly authorized, executed, and delivered by the Successor and that such agreements (and the Loan Documents so assumed) constitute legal, valid and binding obligations of the Successor, enforceable in accordance with their respective terms (to no lesser extent than the Loan Documents so assumed were enforceable against the Borrower immediately before such transaction) and that all conditions precedent which are legal in nature provided for in the Loan Documents and related to such transaction have been fulfilled.

Upon any such consolidation, conveyance, transfer or lease, the Successor shall succeed to, shall be substituted for, and may exercise every right and power of the Borrower under the Loan Documents to which the Borrower is a party, with the same effect as if the Successor had been named as the Borrower therein. No such conveyance, transfer, or release shall have the effect of releasing the Borrower (or any Successor) from its liability under the Loan Documents to which it is a party.

        SECTION 7.03. Delta Connection Agreement. Voluntarily terminate or materially amend to the detriment of the Borrower, the Delta Connection Agreement.

        SECTION 7.04. Status As "United States Citizen." Fail to maintain its status as a "United States Citizen" as that term is used in Section 101(16) of the Act and as a duly certified "air carrier" within the meaning of the Act.

        SECTION 7.05. Purchase Agreement. Materially amended to the detriment of the Bank, the Purchase Agreement.


                                  ARTICLE VIII

                         EVENTS OF DEFAULT AND REMEDIES

        SECTION 8.01. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

                          (a) The Borrower fails to pay when due any payment of principal or interest due on any Note or any other sum payable hereunder or under any other Loan Document and such failure shall continue for five (5) days after the Borrower's receipt of written notice from the Bank thereof; or

                          (b) Any representation or warranty contained herein or deemed to have been made hereunder or made by or furnished on behalf of the Borrower or the Guarantor in connection herewith shall be false or misleading in any material respect as of the date made or deemed to have been made; or

                          (c) The Borrower fails to maintain the insurance required by Section 6.07 hereof or the insurance with respect to the Aircraft required by the terms of the Security Agreements; or

                          (d) The Borrower voluntarily terminates the Delta Connection Agreement; or

                          (e) The Borrower or any Restricted Subsidiary (i) defaults in any payment of principal or interest on, or the performance of any obligation set forth in, any other obligation for money borrowed (or any obligation under a capital lease, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, or any obligation under notes payable or drafts accepted representing extensions of credit) totalling more than $ *
                 beyond any period of grace, notice or cure provided with respect thereto, or (ii) defaults in the payment of any amount when due under the terms of any financing with the Bank and the Borrower or such Restricted Subsidiary fails to cure such default before the expiration of any applicable grace or notice and cure period, provided that such financing was, at
                 any time, for any amount in excess of $   *         ; or

                          (f) The Borrower or any Restricted Subsidiary shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains unstayed and in effect for more than sixty (60) days; or the Borrower or any Restricted Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or any corporate action is taken by the Borrower or any Restricted Subsidiary for the purpose of effecting any of the foregoing; or

                          (g)  One or more judgments or order for the payment
                 of money in an aggregate amount in excess of $  *      is
                 rendered against the Borrower or any Restricted Subsidiary and shall not be stayed or discharged or fully bonded against within sixty (60) days of the date of entry; or

                          (h) A prohibited Change of Control shall occur (whether or not the Borrower acquiesces thereto) and such change of control is not rescinded or brought into compliance with the terms of this Agreement within thirty (30) days; or

                          (i) Borrower or Guarantor fails to perform any other material covenant or agreement set forth herein or in the Loan Documents and such failure to perform continues for thirty
                 (30) days after the Borrower's receipt of written notice of such default from the Bank or an Event of Default occurs pursuant to any Security Agreement (as such term is defined therein); or

                          (j) the Guarantor ceases to be a Subsidiary of the Borrower (other than pursuant to reorganization referenced herein).

                          SECTION 8.02.  Remedies on Default.

        (a) Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default described in Section 8.01(f)), the Bank shall (i) terminate all obligations of the Bank to the Borrower, including, without limitation, all obligations to advance Borrowings under this Agreement,
(ii) declare the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

        (b)  Upon the occurrence of an Event of Default under Section 8.01(f),
(i) all obligations of the Bank to the Borrower, including, without limitation, all obligations to advance Borrowings under this Agreement, shall terminate automatically and (ii) the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceed ings) shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.

        (c) Upon the occurrence of an Event of Default and acceleration of the Notes as provided in (a) or (b) above, the Bank may pursue any remedy available under this Agreement, under the Notes, or under any other Loan Document, or available at law or in equity, all of which shall be cumulative. The order and manner in which the rights and remedies of the Bank under the Loan Documents and otherwise may be exercised shall be determined by the Bank.

        (d) All payments with respect to this Agreement received by the Bank after the occurrence of an Event of Default and acceleration of the Notes shall be applied first, to the costs and expenses incurred by the Bank, second, to the payment of accrued and unpaid fees of the Bank, third, to the payment of accrued and unpaid interest on the Notes, pro rata, to and including the date of such application, fourth, to the unpaid principal of the Notes, pro rata, and fifth, to the payment of all other amounts then owing to the Bank under the Loan Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Bank hereunder or under applicable law.


                                  ARTICLE IX

                                 MISCELLANEOUS

        SECTION 9.01. No Waiver. No delay or failure on the part of the Bank or any holder of the Note in the exercise of any right, power or privilege granted under this Agreement, under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Bank unless made in writing and signed by the Bank, and then only to the extent expressly specified therein.

        SECTION 9.02. Notices. Unless otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given at the following addresses:


             (1)     If to the Bank,     Trust Company Bank
                                         Trust Company Tower
                                         25 Park Place
                                         Atlanta, Georgia 30303

                                         Attention: Willem Hattink
                                         Telephone: (404) 588-8055
                                         Telecopy: (404) 588-8833

             (2)     If to Borrower,     Atlantic Southeast Airlines,
                                         Inc.
                                         Suite 800
                                         100 Hartsfield Centre Parkway
                                         Atlanta, Georgia 30354-1356
                                         Attention:  Mr. Ronald V. Sapp

                                         Telephone: (404) 766-1400
                                         Telecopy: (404) 209-0162

Any such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified above and the appropriate answerback is received, (ii) if given by mail, upon the earlier of receipt or the third Business Day after such communication is deposited in the United States mails, registered or certified, with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified herein. The Borrower or the Bank may change its address for notice purposes by notice to the other parties in the manner provided herein.

        SECTION 9.03. Governing Law. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Georgia.

        SECTION 9.04. Survival of Representations and Warranties. All representations and warranties contained herein or made by or furnished on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

        SECTION 9.05. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        SECTION 9.06. Severability. If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, with out in any way affecting the remaining parts of said provision or the remaining provisions.

        SECTION 9.07. Time is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

        SECTION 9.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

        SECTION 9.09. Payment of Costs. The Borrower shall pay all costs, expenses, taxes and fees (i) incurred by the Bank in connection with the preparation, execution and delivery of this Agreement and all other Loan Documents including, without limitation, the costs and professional fees of counsel for the Bank, Messrs. King & Spalding in an aggregate amount not to exceed $30,000, whether or not the transaction contemplated hereby shall be consummated, and any and all stamp, intangible or other taxes that may be payable or determined in the future to be payable in connection therewith; (ii) incurred by the Bank in connection with the preparation, execution and delivery of any waiver, amendment or consent by the Bank relating to the Loan Documents (other than such an amendment initiated by the Bank where the Bank shall bear such expense), including, without limitation, the reasonable costs and professional fees of counsel for the Bank; and (iii) incurred by the Bank in enforcing the Loan Documents, including, without limitation, attorneys' fees and expenses of counsel for the Bank.

        SECTION 9.10. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns; provided, however, the Borrower shall have no right to assign its rights or obligations hereunder to any Person. Notwithstanding anything in this Agreement to the contrary, the Bank shall have the right, but shall not be obligated, to sell participations in the loans made pursuant hereto to affiliates of the Bank, other banks and financial institutions consented to in writing by the Borrower (such consent not to be unreasonably withheld); provided that, the aggregate amount of such participation or participations at
any one time outstanding does not exceed $ *             and further provided
that such participation agreement shall not grant the participant thereunder the right to prevent the Bank from agreeing to any amendment or waiver of the terms of this Agreement without the consent of such participant other than amendments or modifications (i) increasing the Commitment or term thereof, (ii) reducing the principal of, or interest on, the Notes or any fees hereunder, (iii) postponing any date fixed for the payment in respect of principal of, or interest on, the Notes or any fees hereunder, (iv) changing the aggregate unpaid principal amount of the Notes, or (v) agreeing to release any collateral pledged pursuant to the Security Agreements, other than in accordance with the terms hereof.

        SECTION 9.11. Cumulative Remedies; No Waiver. The rights, powers, and remedies of the Bank provided herein or in any other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity.

        SECTION 9.12. Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Subsidiary therefrom, may in any event be effective unless in writing signed by the Bank, and then only in the specific instance and for the specific purpose given.

        SECTION 9.13. Set-Off. Upon the occurrence and during the continuation of an Event of Default, the Borrower authorizes the Bank, without notice or demand, to apply any indebtedness due or to become due to the Borrower from the Bank in satisfaction of any of the indebtedness, liabilities or obligations of the Borrower under this Agreement or under any other Loan Document, including, without limitation, the right to set-off against any deposits or other cash collateral of the Borrower held by the Bank.

        SECTION 9.14. Indemnity. The Borrower agrees to protect, indemnify and save harmless the Bank, and all directors, officers, employees and agents of the Bank, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to the Borrower's execution or delivery of this Agreement or any other Loan Document or the Borrower's action or inaction thereunder or the exercise or inexercise by the Bank of its rights and remedies pursuant thereto, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys' fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action, provided such claims, costs and liabilities are not proximately caused by the Bank's negligence or willful misconduct or breach of this Agreement. The indemnity contained in this section shall survive the termination of this Agreement.

        SECTION 9.15. Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and the Borrower and the Bank agree that, should any provision of this Agreement or of the Note, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to the Bank by the Borrower under this Agreement.

        SECTION 9.16. Jurisdiction and Venue. The Borrower agrees, without power of revocation, that any civil suit or action brought against it as a result of any of its obligations under this Agreement or under any other Loan Document may be brought against it either in the Superior Court of Fulton County, Georgia, or in the United States District Court for the Northern District of Georgia, and the Borrower hereby irrevocably submits to the jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and the Borrower agrees that final judgment in any such civil suit or action shall be conclusive and binding upon it and shall be enforceable against it by suit upon such judgment in any court of competent jurisdiction.

        SECTION 9.17. Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agents prepared the same, it being agreed that the Borrower and its respective agents have participated in the preparation hereof.

        SECTION 9.18. Entire Agreement. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto including, without limitation, any loan commitment from the Bank to the Borrower, are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by the Borrower was not based upon any facts or materials provided by the Bank, nor was the Borrower induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by the Bank.

        SECTION 9.19. Interest Rate Agreements. The Bank agrees to cooperate with the Borrower to effect an interest rate "swap" to provide the Borrower with an effective fixed rate of interest with respect to all or any portion of the Notes.

        WITNESS the hand and seal of the parties hereto through their duly authorized officers, as of the date first above written, this 20th day of April, 1994.

                                        BORROWER:

                                        ATLANTIC SOUTHEAST AIRLINES, INC.


                                        By: /s/ Ronald V. Sapp
                                            -----------------
                                            Ronald V. Sapp,
                                            Chief Financial Officer


                                             [CORPORATE SEAL]

                                        BANK:

                                        TRUST COMPANY BANK


                                        By: /s/ Willem Hattink
                                           -------------------
                                           Its: First Vice President


                                        By: /s/ K. Scott Bazemore
                                            ---------------------
                                            Its: Vice President

                                                 [BANK SEAL]